Exhibit 10.16

[Airgain Letterhead]

May 8, 2018

Jim K. Sims

Re:	Interim Chief Executive Officer Agreement

Dear Jim:

On behalf of Airgain, Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company (“Interim Chief Executive Officer”) on the terms and conditions set forth in this letter agreement (this “Agreement”).  While acting as Interim Chief Executive Officer, you will also continue to serve as the Chairman of the Board of Directors of the Company (the “Board”).  You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.Term of Agreement.  Your services as Interim Chief Executive Officer under this Agreement shall commence effective as of May 2, 2018 (the “Start Date”), and, subject to Section 6 hereof,  your service as Interim Chief Executive Officer shall continue until the earliest to occur of: (i) the appointment of a permanent Chief Executive Officer, or (ii) your resignation from this position or the termination of your service by us (the date of the earliest to occur, the “Transition Date”).  Your termination of service as Interim Chief Executive Officer will not affect your service as Chairman of the Board, which will remain subject to the Company’s bylaws.

2.Position and Duties.  During the term of this Agreement, you shall serve as Interim Chief Executive Officer of the Company.  Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company.  You agree that while serving as Interim Chief Executive Officer under this Agreement you shall use best efforts and devote such business time to the Company as reasonably necessary to manage the business of the Company.

3.Status.  Notwithstanding any provision of this Agreement to the contrary, you are and shall at all times be an independent contractor and not an employee, agent, partner, or joint venturer of the Company.  You shall have no right under this Agreement, or as a result of your consulting services to the Company, to participate in any other employee, retirement, insurance or other benefit program of the Company, nor will the Company make any deductions from your compensation for taxes, the payment of which shall be solely your responsibility.  You shall pay, when and as due, any and all taxes incurred as a result of your compensation hereunder, including estimated taxes, and if requested by the Company in connection with any audit or other inquiry from a governmental authority or agency, provide the Company with proof of said

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payments.  You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company: (i) to pay withholding taxes or similar items; or (ii) resulting from you being determined not to be an independent contractor.

4.Compensation.  In consideration for your services to the Company as Interim Chief Executive Officer, you shall receive the following compensation from the Company.

(a)Cash Compensation.  During the period of time commencing on the Start Date and ending on the Transition Date (the “Interim Period”), the Company shall pay you a retainer of $33,333.33 per month, which is equivalent to $400,000 per annum (as may be adjusted from time to time, the “Retainer”), payable in accordance with the Company’s standard payroll procedures.  You acknowledge and agree that during the Interim Period, your only compensation will consist of the Retainer and the Stock Option (as described below), and you will not be entitled to any additional fees or other compensation for serving as Chairman of the Board or as a member of the Board, including any fees or equity grants in accordance with the Company’s policy for non-employee members of the Board, provided, that the equity awards previously granted to you in connection with your service as a member of the Board will continue to vest based on your service hereunder.  Following the Interim Period, you will again be eligible to receive fees and equity grants in accordance with the Company’s policy for non-employee members of the Board.  You may also be awarded a discretionary bonus by the Board in connection with your service as interim Chief Executive Officer.

(b)Stock Option Award.  On the date hereof, the Company shall grant to you stock options to purchase an aggregate of 175,000 shares of the Company’s common stock (the “Stock Option”).  The Stock Option will be granted pursuant to the Company’s 2016 Incentive Award Plan (the “Plan”).  The Stock Option shall vest as to 12.5% of the original number of shares subject to the Stock Option following each three-month period following the Start Date, subject to your continued service to the Company as Interim Chief Executive Officer or a member of the Board through each such vesting date, so that all of the shares subject to the Stock Option shall be vested on the second (2nd) anniversary of the Start Date.  Notwithstanding the foregoing, the Stock Option shall become fully vested and exercisable in the event of a Change in Control (as defined in the Plan).  The Stock Option will have an exercise price per share equal to the current fair market value per share of the common stock of the Company (as determined pursuant to the Plan) on the date of grant.  The Stock Option shall be a non-qualified stock option, shall have a ten-year term and shall be subject to the terms and conditions of the Plan and the stock option agreement pursuant to which the Stock Option is granted.

(c)Expenses.  The Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of your duties pursuant to this Agreement and in accordance with the Company’s general policies, including, reasonable travel between your home and the Company’s principal offices in San Diego, California.  Such expenses shall be reimbursed upon your submission of vouchers and an expense report in such form as may be required by the Company consistent with the Company’s policies in place from time-to-time.

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(d)Nature of Compensation.  You and the Company acknowledge and agree that the compensation payable to you under this Agreement is solely for your services as Interim Chief Executive Officer and not for your service as a non-employee member of the Board.  During the Interim Period, you will not receive any compensation for your service as a member of the Board under the Company’s policy for non-employee members of the Board.

5.Confidentiality. In connection with your services hereunder, you agree to enter into the Company’s standard Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”).

6.Termination.  This Agreement may be terminated by you or the Company at any time for any or no reason upon thirty (30) days’ written notice to the Company in order to facilitate an orderly transition of your duties.

7.Miscellaneous.

(a)This Agreement, together with the Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and this Agreement supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b)This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c)This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d)This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

(Signature Page Follows)

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If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

AIRGAIN, INC.

By: _/s/Anil Doradla________________________________

       Anil Doradla

       Chief Financial Officer

AGREED AND ACCEPTED:

___/s/Jim K. Sims___________________________________________________________

Jim K. SimsDate

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